LegalZoom.com, Inc.

Eligible Director Compensation Policy

Each member of the Board of Directors (the “Board”) of LegalZoom.com, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries and is not associated with or nominated by a private equity fund, venture capital fund or other entity that owned shares of the Company’s capital stock prior to the Effective Date (as defined below) (each such member, an “Eligible Director”) will receive the compensation described in this Eligible Director Compensation Policy (this “Policy”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy shall be effective as of the date the registration statement for the Company’s initial public offering of common stock is declared effective (the “Effective Date”) and may be amended at any time by the Board or the Compensation Committee of the Board.

1.Annual Cash Compensation.
1.1Cash Retainers. The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. The first quarterly installment payable after the Effective Date to Eligible Directors in office as of the Effective Date will be pro-rated for the partial quarter measured from the Effective Date to the last day of the quarter. Further, if an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, his or her first quarterly installment will be pro-rated based on days served in the applicable quarter. All annual cash fees are vested upon payment.
Annual Board Service Retainer:

•All Eligible Directors: $35,000
•Non-executive chairperson of the Board, if any: $85,000 (inclusive of annual Board service retainer)
•Lead independent director, if any (and only if a separate person from non-executive chairperson): $51,500 (inclusive of annual Board service retainer)

Annual Committee Member (non-Chair) Service Retainer:

•Member of the Audit Committee: $10,000
•Member of the Compensation Committee: $7,500
•Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (inclusive of Committee Member Service Retainer):

•Chairperson of the Audit Committee: $20,000
•Chairperson of the Compensation Committee: $15,000
•Chairperson of the Nominating and Corporate Governance Committee: $10,000

1.2Ability to Take Cash Compensation as RSUs.
(a)Election. Prior to the start of each fiscal year beginning after the Effective Date, an Eligible Director may elect to receive 100% of the annual cash compensation set forth herein for that next fiscal year as restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan or any successor equity incentive plan (the “Plan”) for that number of shares equal to (a) the projected annual cash compensation for such Eligible Director for the fiscal year based on Board and committee membership as of the first day of such fiscal year divided by (b) the Share Price (as defined in Section 2.4), rounded to the nearest whole share. Any such RSU grant is referred to herein as the “Optional RSU Grant”.
(b)Grant Date. The grant date for an Optional RSU Grant will be the January 15 first occurring after the start of the applicable fiscal year except as provided in Section 2.5.
(c)Vesting. Each Optional RSU Grant will vest with respect to 1/4th of the total number of units on the last trading day in each fiscal quarter occurring during such fiscal year, provided in each case that the holder remains an Eligible Director on such vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a Change in Control (as defined in the Plan).
(d)Changes in Cash Compensation Amount. In the event a Eligible Director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new committee membership or role), such Eligible Director will be entitled to receive the difference paid in cash pursuant to the terms above. There would be no effect upon the Optional RSU Grant in the event a Eligible Director would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant as a result of a decrease in the cash compensation amounts approved by the Board or a decreased committee membership or role.
1.3Expense Reimbursement. The Company will also reimburse each of the Eligible Directors for his or her travel expenses incurred in connection with his or her attendance at Board and committee meetings.
2.Equity Compensation.
2.1Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Eligible Director will automatically, upon the date of his or her initial election or appointment to be a Eligible Director (except as provided in Section 2.5), be granted an RSU for that number of shares of Company common stock equal to $200,000 divided by the Share Price, rounded to the nearest whole share (an “Initial Grant”). Each Initial Grant will vest in a series of equal annual installments on the first, second and third anniversary of the date of grant, provided in each case that the Eligible Director continues to be an Eligible Director on such vesting date.
2.2Annual Grants.
(a)At Annual Meeting. Without any further action of the Board, at the close of business on the date of each annual meeting of Company stockholders following the Completion Date (except as provided in Section 2.5), each person who is then a Eligible Director will automatically be granted a RSU for that number of shares of Company common stock equal to $200,000 divided by the Share Price, rounded to the nearest whole share (an “Annual Grant”). Each Annual Grant will vest in a single installment on the earlier to occur of (a) the close of business on the day before the Company’s next annual meeting of stockholders and (b) the first anniversary of the date of grant of the Annual Grant, provided that the Eligible Director continues to be an Eligible Director on such vesting date.
(b)Upon Appointment or Election of New Director. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Eligible Director on a date other than at an annual stockholder meeting will automatically, upon the date of his or her initial election or appointment to be a Eligible Director (except as provided in Section 2.5), be granted an RSU for that number of shares of Company common stock equal to (i) $200,000 multiplied by a fraction, the numerator of which is the number of days between such date of appointment or election and the next June 1, divided by (ii) the Share Price, rounded to the nearest whole share (a “Pro-Rated Annual Grant”). Each Pro-Rated Annual Grant will vest in a single installment on the earlier to occur of (a) the close of business on the day before the Company’s next annual meeting of stockholders and (b) the next June 1, provided that the Eligible Director continues to be an Eligible Director on such vesting date.
2.1Vesting; Change in Control. Notwithstanding the foregoing vesting schedules, for each Eligible Director in office as of immediately prior to the closing of a Change in Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested immediately prior to the closing of such Change in Control. In addition, Annual Grants and Pro-Rated Annual Grants will vest upon the director’s death or Disability. “Disability” means that the director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which impairment can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
2.2Share Price. For any RSU grant to be made under this Policy, the “Share Price” shall be the average closing price of the Company’s common stock, as reported on the primary U.S. exchange for such common stock, over the 30 calendar day period ending five calendar days before the the date of grant.
2.3Remaining Terms. The remaining terms and conditions of each RSU grant under this Policy, including transferability, will be as set forth in the Company’s standard RSU grant notice and agreement, in the form adopted from time to time by the Board or its Compensation Committee. In the event any grant date set forth above for any RSU grant to be made under this Policy is not a trading day on the primary U.S. exchange for the Company’s common stock (e.g., is a holiday or on a weekend), then the grant date shall be the next trading day.
3.Expenses.
The Company will reimburse each Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
4.Compensation Limits
Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Eligible Director compensation set forth in the Plan, as in effect from time to time.

Last updated by Compensation Committee on August 18, 2022